(Amended as of June 2012)

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
UNIVERSAL DISPLAY CORPORATION
(formerly known as Enzymatics, Inc.)

The Amended and Restated Articles of Incorporation of Universal Display Corporation (the “Corporation”), are as follows:

1.The name of the Corporation is Universal Display Corporation.

2.The location and post office address of the registered office of the Corporation in this Commonwealth is CT Corporation System, 1515 Market Street, Suite 1210, Philadelphia, Pennsylvania 19102.

3.The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

to have unlimited power to engage in and to do all lawful acts concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law.

4.The term for which the Corporation is to exist is perpetual.

5.The aggregate number of shares which the Corporation shall have authority to issue shall be 105,000,000 shares: (a) 100,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”); (b) 4,800,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”) (exclusive of the shares of Series A Preferred Stock); and (c) 200,000 shares of Series A Nonconvertible Preferred Stock, $.01 par value per share.

The designations, preferences, qualifications, privileges, limitations, restrictions and the special or relative rights of each share of Common Stock, and the express grant of authority to the Board of Directors to fix by resolution the designations, preferences, qualifications, privileges, limitations, restrictions and the special or relative rights in respect of each share of Preferred Stock which are not fixed by these Articles of Incorporation, are as follows:

A.    Common Stock.

Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Amended and Restated Articles of Incorporation, as amended from time to time, holders of Common Stock shall be entitles to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. At every meeting or action by consent in writing of the shareholders every holder of Common Stock shall be entitles to one (1) vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation. Shareholders shall not have the right to cumulate votes in the election of directors. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed and determined by the Board of Directors in any resolution or resolutions providing for the insurance of any particular series of Preferred Stock before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock. After payment in full of any such amounts to the holders of any Preferred Stock entitled thereto, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Common Stock.

B.    Preferred Stock.

The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions appertaining thereto, including without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, and the rights (if any) of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate, setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, option or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be filed in the manner prescribed by the laws of the Commonwealth of Pennsylvania.

C.    Series A Nonconvertible Preferred Stock.

The following is a statement of designations and preferences relating to Two Hundred Thousand (200,000) shares of the Corporation's authorized Preferred Stock which shall be designated as “Series A Nonconvertible Preferred Stock” (the “Series A Preferred Stock”); such Series A Preferred Stock to have such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as may be hereinafter set forth:

(1)No Dividend Provisions. Holders of Series A Preferred Stock shall not be entitled to receive dividends.

(2)Rights on Liquidation; Dissolution; Winding-Up.

(a)    In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a “Liquidation”), whether voluntary or involuntary, and after payment of the Corporation's debts and liabilities, before any payment of cash or distribution of other property shall be made to the holders of the Common Stock or any other class or series of shares ranking on Liquidation junior to the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, an amount per share (rounded to the nearest $0.01) equal to $7.50 per share (the “Liquidation Preference”).

(b)    If upon the occurrence of any Liquidation, the assets and funds thus distributed among holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts described in subsection 2(a) above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among holders of the Series A Preferred Stock in proportion to the amount of such Series A Preferred Stock owned by each such holder.

(c)    If upon the occurrence of any Liquidation, the assets and funds thus distributed among holders of Series A Preferred Stock shall be sufficient to permit the full payment of the Liquidation Preference to the holders of Series A Preferred Stock, such holders shall be entitled to no further participation in the distribution of the assets of the Corporation.

(3)Merger; Consolidation; etc. The Corporation shall give notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the effective date of (i) any consolidation or merger of the Corporation with or into any other corporation or corporations (other than a merger or consolidation in which the holders of Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights to the Series A Preferred Stock and in which the shareholders of the Corporation immediately prior to the transaction will be the holders of at least a majority of the voting securities of the surviving corporation immediately after the transaction); (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation; or (iii) the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of. The holders of a majority of the Series A Preferred Stock shall be entitled, by electing prior to the effective date of any of the foregoing types of transactions, to require the Corporation to treat any such transaction as if it were a Liquidation and to cause the proceeds of such transaction, or any property deliverable from such transaction to be distributed among the holders of Series A Preferred Stock as if such transaction were a Liquidation.

(4)Voting Provisions. Except as expressly provided herein or as otherwise required by law, the holders of Series A Preferred Stock will vote together with the holders of Common Stock, and not as a separate class, on all matters, with each holder of Series A Preferred Stock entitles to one vote per share.

(5)Protective Provisions. So long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single class (i) alter or change the rights, preferences or privileges of the shares of the Series A Preferred Stock so as to affect adversely the shares of the Series A Preferred Stock, (ii) increase the authorized number of shares of the Series A Preferred Stock, or (iii) do any act or thing which would result in taxation of the holders of shares of Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any other comparable provision) or (iv) increase the liquidation value of the Series A Preferred Stock.

(6)No Conversion. The Series A Preferred Stock shall not be convertible into other shares of the capital stock of the Corporation.

(7)Board Seats. The holders of the Series A Preferred Stock shall have the right to nominate, in the manner prescribed in the Corporation's bylaws, two (2) of the candidates for election as director of the Corporation. The holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect any candidates so nominated. The holders of the Common Stock, voting as a separate class, shall be entitled to elect that number of directors as shall equal the total number of director positions as the Board of Directors of the Corporation shall consist of from time to time, less the number of directors, if any, nominated and elected by the holders of the Series A Preferred Stock. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of the Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election of directors to be elected solely by the holders of the Series A Preferred Stock. A vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by vote or written consent of the holders of the Series A Preferred Stock. A vacancy in any directorship elected by the holders of the Common Stock shall be filled only by vote or written consent of the holders of the Common Stock.

D.    Any or all classes and series of shares, or any part thereof, may be certificated or uncertificated, as provided under Pennsylvania law, and this Paragraph 5 shall not be interpreted to limit the authority of the Board of Directors to issue some or all of any of the classes or series of shares of the Corporation without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the Corporation's bylaws. In the case of shares issued without certificates, the Corporation will, or cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the Corporation's bylaws, by these Articles of Incorporation, or otherwise by applicable law or regulation.

6.Section 1715 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) and subchapters E, F, G and H of Chapter 25 of the BCL shall not be applicable to this Corporation.

7.Except as provided in Section 5.C(7) of these Amended and Restated Articles of Incorporation, each director of the Corporation shall be elected by a vote of the majority of the votes cast with respect to that director at any meeting for the election of directors at which a quorum is present, in accordance with Section 2-5(d) of the Amended and Restated Bylaws of the Corporation; provided, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast and entitled to vote on the election of directors in person or by proxy at any such meeting. For purposes of this Section 7, a vote of the majority of the votes cast means that the number of shares voted 'for' a director must exceed 50% of the votes cast with respect to that director.

8.Henceforth, these Amended and Restated Articles of Incorporation shall become the Corporation's Articles of Incorporation and shall supersede the original Articles of Incorporation of this Corporation and all amendments thereto.